November 22, 1999



VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

          Re: Prospectus Supplement (the "Prospectus Supplement") to the Prospectus dated August 5, 1999 (the "Prospectus") relating to the Registration Statement (No. 333-83315) on Form SB-2 of The viaLink Company (the "Company") in connection with the registration of 180,000 shares of the Company's Common Stock, $0.001 par value

Ladies and Gentlemen:

          On behalf of the Company and pursuant to Rule 424(b) and (c) of the Securities Act of 1933, as amended (the "Act"), we are submitting herewith for filing under the Act, a Prospectus Supplement pursuant to Rule 424(c).

          Pursuant to the requirements of Rule 424(c), the first page of each copy of the Prospectus Supplement filed herewith includes a cross reference to the date of the Prospectus. In addition, pursuant to the requirements of Rule 424(e), each copy of the Prospectus Supplement filed herewith contains in the upper right corner of the cover page the paragraph of Rule 424 (Rule 424(b)(3) and (c)) under which this filing is made and the file number of the Registration Statement.



                                Very truly yours,



                                /s/  Ted A. Gilman
                                Ted A. Gilman


cc:  J. Andrew Kerner (The viaLink Company)
     John M. Duck (The viaLink Company)
     J. Matthew Lyons, Esq.





          PROSPECTUS SUPPLEMENT DATED November 22, 1999
              (TO PROSPECTUS DATED AUGUST 5, 1999)




                          180,000 Shares

                       The viaLink Company

                           Common Stock

     This Prospectus Supplement supplements the Prospectus dated August 5, 1999 (the "Prospectus") of The viaLink Company ("viaLink" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest (the "Selling Stockholders") of up to 180,000 shares of viaLink's Common Stock, par value $0.001 per share
(the "Common Stock"), who received such shares upon the exercise of options to purchase shares of Common Stock. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


Selling Stockholders

     Recently, John Simonelli and Larry E. Howell transferred options to purchase 180,000 shares of Common Stock to Michael E. Dunn, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a stockholder of the Company who was not specifically identified in the Prospectus as a Selling Stockholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Stockholders in the Prospectus is hereby amended to include Michael E. Dunn as a Selling Stockholder.



Name of Selling Stockholder    Number of      Percent of       Number of
                                Shares        Outstanding        Shares
                              Beneficially       Shares        Registered
                                Owned(1)                       for Sale
                                                                Hereby (1)
                              ------------    -----------      -----------
Michael E. Dunn                 180,000           4%             180,000

___________________________
* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.


Reincorporation

          On November 16, 1999, viaLink completed its reincorporation from Oklahoma into Delaware. The stockholders of viaLink approved the reincorporation at the Company's annual meeting in May. At the time of the reincorporation, shares of viaLink Oklahoma automatically converted into shares of viaLink Delaware on a one-for-one basis and each outstanding share of Common Stock of viaLink Oklahoma automatically became one share of viaLink Delaware Common Stock.

Expiration of Promotional Shares Escrow Agreement

    On November 20, 1999, the 1,500,000 shares of Common Stock and 360,000 options to purchase shares of Common Stock which were held by BankOne Oklahoma, NA (f/k/a Liberty Bank & Trust Company of Oklahoma City, N.A.) subject to a Promotional Shares Escrow Agreement were released when the escrow agreement expired in accordance with its terms. Of these released shares:

               74,861 shares are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless sold to one of our affiliates (as such term is defined in Rule 144 under the Securities Act);

               180,000 shares are issuable upon the exercise of options to purchase shares of Common Stock. Upon issuance, these shares will be freely tradable without restriction or further registration under the Securities Act unless sold to one of our affiliates; and

               1,425,139 shares are held by affiliates and are salable pursuant to the volume and manner of sale provisions of Rule 144.

    The Promotional Shares Escrow Agreement was imposed by the Administrator of the Oklahoma Department of Securities in connection with the initial public offering and registration of our Common Stock. In November 1996, Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North,
John Simonelli and Larry E. Howell deposited an aggregate of 1,500,000 shares of Common Stock and options to purchase 360,000 shares of Common
Stock with the escrow agent in accordance with the terms of the escrow agreement. These deposited securities were held for the benefit of the public shareholders of the shares Common Stock that were purchased pursuant to viaLink's initial public offering. These deposited securities were held pursuant to the escrow agreement for the full three-year term required by the Oklahoma Department of Securities.


Quarterly Report on Form 10-QSB For the Fiscal Quarter Ended
September 30, 1999

     On November 15, 1999, the Company filed its Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999. The viaLink Company's prospectus dated August 5, 1999 is hereby supplemented by including therein viaLink's quarterly report on Form 10-QSB for the quarter ended September 30, 1999, a copy of which is attached to this prospectus supplement.